CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors

Digital Network Alliance International, Inc.

We hereby consent to the use of our report dated April 2, 2004, with respect to the financial statements of Sheffield Products, Inc. in the Registration Statement of Digital Network Alliance International, Inc., an entity formed as successor of Sheffield Products, Inc., on Form SB-2 to be filed on January 28, 2005.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, SULLIVAN & COMPANY

Salt Lake City, Utah

January 28, 2005